Calculation of Filing Fee Tables
S-8
DPC Holdings Ltd
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Ordinary Shares, no par value	Other	13,812,500	$ 33.00	$ 455,812,500.00	0.0001381	$ 62,947.71
Total Offering Amounts:						$ 455,812,500.00		$ 62,947.71
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 62,947.71
Offering Note
[1]	(1a) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement shall also cover any additional shares of the Registrant's Ordinary Shares that may become issuable under the terms of the DPC Holdings Limited 2026 Equity Incentive Plan by reason of any share split, share dividend, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding Ordinary Shares. (1b) Calculated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended, based on the price per Ordinary Share in the Registrant's initial public offering pursuant to its Registration Statement on Form S-1 (File No. 333-296215) filed with the Securities and Exchange Commission relating to the initial public offering.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources